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      As filed with the Securities and Exchange Commission on May 17, 2002
                             Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                    FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          CAP ROCK ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

                    TEXAS                            75-2794300
       (State or other jurisdiction of            (I.R.S. Employer
        incorporation or organization)          Identification No.)


                        500 WEST WALL STREET, SUITE 400
                              MIDLAND, TEXAS 79701
              (Address of principal executive offices - zip code)

                          CAP ROCK ENERGY CORPORATION
                       2001 EMPLOYEE STOCK PURCHASE PLAN
                            (Full title of the plan)

                                  David Pruitt
                            Chief Executive Officer
                          Cap Rock Energy Corporation
                            500 West Wall, Suite 400
                              Midland, Texas 79701
                                 (915) 683-5422

                    (Names, addresses and telephone numbers,
                  including area codes, of agents for service)

                                    Copy to:
                                 Ronald W. Lyon
                                General Counsel
                          Cap Rock Energy Corporation
                              115 S. Travis Street
                              Sherman, Texas 75090
                                 (903) 813-0377

                        CALCULATION OF REGISTRATION FEE

Title of Securities     Amount to be      Proposed Maximum     Proposed Maximum         Amount of
to be Registered        Registered (1)    Offering Price Per   Aggregate                Registration Fee
                                          Share (2)            Offering Price (2)             (2)
-------------------------------------------------------------------------------------------------------
Common Stock,              150,000             $9.00               $1,350,000                $124
$.01 par value

(1) In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (Securities Act), this Registration

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Statement also covers any additional securities to be offered or issued as a result of a stock split, stock dividend or similar transaction.

(2) Estimated, pursuant to Rule 457(c) and (h) of the Securities Act solely for the purpose of determining the registration fee (based on the average ($9.00 per share) of the highest and the lowest sale price of Cap Rock Energy Corporation's common stock on the AMEX composite tape on May 10, 2002).

ITEM 1. PLAN INFORMATION.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

*The information called for by Part I of Form S-8 is not being filed with or included in this Form S-8 in accordance with Rule 428 under the Securities Act of 1933, as amended.

                                    PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed by Cap Rock Energy Corporation (Company) with the Securities and Exchange Commission under File No. 001-31267 pursuant to the Securities Exchange Act of 1934, as amended (Exchange Act), are incorporated by reference in this Registration Statement.

(a) Annual Report of the Company on Form 10-K for the period ended December 31, 2001.

(b) Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 2002.

 (c ) Description of the Company's common stock contained in the Company's Registration Statement on Form 8-A, dated March 12, 2002, and any amendment thereto or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 2.02-1 of the Texas Business Corporation Act provides generally and in pertinent part that a Texas corporation


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may indemnify its directors and officers against expenses (if the person is found liable to the corporation or on the basis that improper benefit was improperly received by the person) or against expenses, judgments, fines and settlements (in all other cases) actually and reasonably incurred by them in connection with any action, suit or proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 2.02-1 does not permit indemnification when the person is found liable for willful or intentional misconduct in the performance of his duty to the Corporation. Section 2.02-1 further permits a Texas corporation to grant to its directors and officers additional rights of indemnification not inconsistent with the Texas Business Corporation Act through bylaw provisions, agreements, votes of shareholders or interested directors or otherwise, to purchase indemnity insurance on behalf of such indemnifiable persons and to advance to such indemnifiable persons expenses incurred in defending a suit or proceeding upon receipt of certain undertakings.

Article Nine of the Company's Articles of Incorporation provides that, subject to certain exceptions, the Company shall indemnify, to the fullest extent permitted by law, any person who is or was a director or executive officer of the Company or any subsidiary, and may indemnify, subject to certain exceptions and to the extent that the Board of Directors deems appropriate and as set forth in the Bylaws or a resolution, any person who is or was a non-executive officer, or employee or agent of the Company or any subsidiary or who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) against any and all expenses (including attorney's fees), judgments, fines and amounts paid in settlement incurred by such person in connection with any civil, criminal, administrative or investigative action, suit, proceeding or claim (including any action by or in the right of the Company or a subsidiary) by reason of the fact that such person is or was serving in such capacity. In addition, Article Nine authorizes the Company to purchase insurance for itself or any person to whom indemnification is or may be available against any liability asserted against such person in, or arising out of, such person's status as director, officer, employee or agent of the Company, any of its subsidiaries or another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) which such person is serving at the request of the Company. Article Nine also authorizes the Company, to the extent that the Board of Directors deems appropriate, to make advances of expenses to an indemnifiable person upon the receipt by the Company of a written undertaking by such person to repay any amounts advanced in the event that it is ultimately determined that such person is not entitled to such indemnification.

The Bylaws of the Company provide that the Company shall indemnify its directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of such person being or having been a director or officer expenses incurred in defending any such proceeding to the fullest extent permissible under Texas law. The Bylaws also provide that the Company may indemnify its employees and agents for such expenses by resolution of the Board of Directors.

The Company has insurance covering its expenditures, which might arise in connection with its lawful indemnification of its directors and officers for their liabilities and expenses. Directors and officers of the Company also have insurance which insures them against certain other liabilities and expenses.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

The Exhibits listed on the accompanying Index to Exhibits are filed as part hereof, or incorporated by reference into this Item 8.

ITEM 9.  UNDERTAKINGS.

A.     The Registrant hereby undertakes:


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        (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13 (a) of Section 15 (d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Cap Rock Energy Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Texas, on May 17, 2002.

                                        CAP ROCK ENERGY CORPORATION


                                        By:   /s/ David W. Pruitt
                                           ------------------------------------
                                               David W. Pruitt
                                               Chief Executive Officer

                               POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints David Pruitt and Ronald W. Lyon, and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments to this Registration Statement) and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature:                              Title:                         Date:

/s/ David W. Pruitt        Co-Chairman of the Board, President      May 17, 2002
------------------------   and Chief Executive Officer; Director
David W. Pruitt            (Principal Executive Officer)


/s/ Lee D. Atkins          Senior Vice President and                May 17, 2002
------------------------   Chief Financial Officer
Lee D. Atkins              (Principal Financial and
                           Accounting Officer)


/s/ Russell E. Jones       Co-Chairman of the Board; Director       May 17, 2002
------------------------
Russell E. Jones


/s/ Sammie D. Buchanan     Director                                 May 17, 2002
------------------------
Sammie D. Buchanan


/s/ Jerry R. Hoelscher     Director                                 May 17, 2002
------------------------
Jerry R. Hoelscher


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/s/ Floyd L. Ritchey       Director                                 May 17, 2002
------------------------
Floyd L. Ritchey


/s/ Michael D. Schaffner   Director                                 May 17, 2002
------------------------
Michael D. Schaffner


/s/ Newell W. Tate         Director                                 May 17, 2002
------------------------
Newell W. Tate


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INDEX TO EXHIBITS

Exhibit No.          Description
-----------          -----------

5.1               Opinion of Ronald W. Lyon, Esq.

23.1              Consent of Arthur Andersen LLP

23.2              Consent of counsel (contained in Exhibit 5.1)

24.1              Power of Attorney (included on signature page to Registration
                  Statement)

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